Exhibit 10.6

PROMISSORY NOTE

 Boulder, Colorado
$116,401.38 Date:  October 1, 2011

FOR VALUE RECEIVED, the undersigned, AEROGROW INTERNATIONAL, INC., (“Maker") promises to pay to the order of PAWNEE PROPERTIES, LLC ("Holder") at 864 W. South Boulder Road, Suite 200, Louisville, CO 80027, or such place designated by Holder, the sum of One Hundred Sixteen Thousand Four Hundred One and 38/100 Dollars ($116,401.38), at an interest rate of six percent (6%) per annum for the first twelve months and eight percent (8%) per annum thereafter, with interest compounded monthly.

Payments of principal and interest shall be paid as follows:

1.	$7,500.00 commencing on November 1, 2011 and continuing on the 1st day of each month thereafter to, and including, April 1, 2012.
2.	$7,500.00 commencing on November 1, 2012 and continuing on the 1st day of each month thereafter to, and including, April 1, 2013.
3.	$7,500.00 commencing on November 1, 2013 and continuing on the 1st day of each month thereafter to, and including, February 1, 2014.
4.	$6,064.41 on March 1, 2014, at which time all unpaid principal and interest shall be paid in full.

If Maker makes all payments in a timely manner as agreed above, the final payment shall be reduced by $4,500.00.

Maker’s payment shall not be considered late if it is received within five (5) calendar days after its due date.

Maker shall have the privilege of prepayment in any amount at any time without penalty, and interest shall cease on all sums prepaid.  Prepayments shall first be applied to interest, then to principal.

If this Note is not paid when due or declared due hereunder, the entire principal and accrued interest thereon shall draw interest at the rate of fifteen percent (15%) per annum, and the Holder shall have the right but not the obligation to declare the Note  to be due immediately, or that the accrued interest shall be added to the principal balance, subject to a 15 day grace period for Maker to remedy any late payment during which time interest shall accrue at fifteen percent (15%) per annum.  The Maker hereof waives presentment for payment, protest, notice of nonpayment and of protest, and agrees to any extension of time of payment and partial payments before, at or after maturity, and if this Note or interest thereon is not paid when due, or suit is brought, agrees to pay all reasonable costs of collection, including a reasonable sum for attorneys' fees.

This Note shall be binding upon the successors and assigns of Maker and shall be interpreted in accordance with the laws of the State of Colorado.  In the event Holder takes any action or files any proceeding connected with this Note, the undersigned promises to pay to Holder reasonable attorneys’ fees and all reasonable costs relating to such action and proceeding.  Any failure of Holder hereof to exercise any right shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter.

MAKER

AEROGROW INTERNATIONAL, INC.

/s/ H. MacGregor Clarke___
By:  H. MacGregor Clarke
Title: Chief Financial Officer

Due Date:                      March 1, 2014